EXHIBIT 99










HOUSTON, TEXAS
FEBRUARY 4, 1997
                                               FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., HOUSTON-BASED INTERNATIONAL DRILLING CONTRACTOR ANNOUNCED TODAY THAT IT HAS FILED A REGISTRATION STATEMENT FOR THE OFFER AND SALE OF 1.5 MILLION SHARES OF COMMON STOCK OF THE COMPANY. THE OFFERING WILL BE UNDERWRITTEN BY CREDIT SUISSE FIRST BOSTON, HOWARD, WEIL, LABOUISSE, FRIEDRICHS INCORPORATED AND RAUSCHER PIERCE REFSNES, INC. THE COMPANY INTENDS TO USE THE PROCEEDS OF THE OFFERING FOR THE UPGRADE AND REFURBISHMENT OF CERTAIN OF THE COMPANY'S DRILLING RIGS, TO REPAY AMOUNTS OUTSTANDING UNDER CERTAIN BANK LOANS AND FOR GENERAL CORPORATE PURPOSES. HELMERICH & PAYNE, INC., TOGETHER WITH ITS SUBSIDIARY, CURRENTLY OWNING APPROXIMATELY 23.8% OF THE OUTSTANDING SHARES OF THE COMPANY, HAVE INDICATED THAT IT INTENDS TO PURCHASE 25% OF THE SHARES TO BE OFFERED (EXCLUDING THE UNDERWRITERS' OVER-ALLOTMENT OPTION).

                                                          CONTACT:  JIM HOLLAND
                                                              (281) 492-2929